UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 10, 2017

SocialPlay USA, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	46-4412037
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8275 S. Eastern Avenue, Suite 200, Las Vegas, NV 89123
(Address of principal executive offices)

(702) 430-2850
(Issuer’s telephone number)

__________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2016, we entered into a Joint and Mutual General Release (the “Release”) with our former majority shareholder, Matthew Harrington. Under the Release, we and Mr. Harrington exchanged mutual general releases for all liabilities which may have existed between the parties. The Release was executed in conjunction with, and was dependent upon, the transfer of Mr. Harrington’s shares of common stock to our President and CEO, Robert Rosner, under the terms of a Stock Purchase and Settlement Agreement. As discussed below, Mr. Harrington’s shares were transferred to Mr. Rosner effective January 10, 2017.

SECTION 5 – Corporate Governance and Management

Item 5.01 Change In Control of Registrant

Under the terms of a Stock Purchase and Settlement Agreement dated December 30, 2016 (the “SPA”), our former majority shareholder, Matthew Harrington, sold 7,082,000 shares of common stock to our current President and CEO, Robert Rosner, in a private transaction. The shares were transferred effective January 10, 2017. As result of this transaction, a change in control of the company has occurred. Effective January 10, 2017, Mr. Rosner holds approximately 59.92% of our issued an outstanding common stock. The stock sale was effected in conjunction with the Release as discussed in Item 1.01, above, and we were a signatory to the SPA.

There are no current arrangements known to the company, the operation of which may, at a subsequent date, result in a further change in control of the registrant.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Joint and Mutual General Release
10.2	Stock Purchase and Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SocialPlay USA, Inc.

/s/ Robert Rosner

Robert Rosner, CEO

Dated: January 11, 2017

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